Exhibit 10.5

LAIDLAW & COMPANY (UK) LTD.

90 Park Avenue	41 Dover Street
New York, NY 10016	W1S 4NS London

* Member FINRA, SIPC*
*Incorporated in England & Wales: Company No. 3870324*
*Authorized and Regulated by the Financial Services Authority *

August 7, 2012

Actinium Pharmaceuticals Inc.
391 Lafayette Street
Newark, NJ 07105

Attention: Dragan Cicic, MD, CEO

ENGAGEMENT AGREEMENT

Pursuant to this exclusive ENGAGEMENT AGREEMENT (the "Agreement") by and between Laidlaw & Company (UK) Ltd., a United Kingdom corporation with offices at 90 Park Avenue, New York, New York 10016 ("Laidlaw") and Actinium Pharmaceuticals Inc. (the "Client", "API" or the "Company"), Laidlaw is engaged by the Client to perform the services (the "Services") agreed to hereby on the terms set forth herein.

1.        The Services. Laidlaw shall assist Client as follows:

a)
 The Financing. As a Placement Agent, Laidlaw will assist Client on a "reasonable efforts" basis in connection with a proposed private placement of a minimum (the "Minimum Offering Amount") of USD $5 (five) million up to a maximum (the "Maximum Offering Amount") of USD $15 (fifteen) million (the "Capital Raise") of securities of the Company (the "Securities") as summarized in Schedule D (the "Financing"). Laidlaw will at least  once a month on or before the first business day thereof provide to the Client a progress report on the Financing. Laidlaw will not disclose to any person or entity, whether for purposes of a Financing, financial advisory services or otherwise, any Information (as defined in Schedule A) (i) unless such person or entity has executed a confidentiality agreement in the form of Schedule E or other confidentiality agreement approved in writing by Client; provided that no such agreement shall be required with respect to Laidlaw's retail investors; or (ii) without Client's prior written approval of the disclosure and the form thereof, if such Information (including, without limitation, any Offering Materials referred to below) is in written, audio and/or video form (including, without limitation, in any program format or other electronic form).

b)
Financial Advisory Services. Subsequent to the closing of the Financing, Laidlaw will provide financial advisory services for an anticipated term of six months beginning at the closing of the Financing ("Advisory Period"). The scope of the advisory services would be to continue to work with the Client to:

i.	Review and analyze all aspects of the Company's business and financial plans;

ii.	Make recommendations to better prepare and position the Company for any future institutional financing including;

a.	Company presentation and investor marketing materials

b.	Management coaching

c.	Investor communications strategy (non-deal roadshows, conferences, etc.)

iii.	Advise the Company on how to improve its capital structure in order to prepare for anyfuture institutional financing by making available its capital markets expertise;

a.	Exchange uplisting options in the US and listing options overseas

b.	Options to improve trading volume in the Company's shares

c)
Strategic Advisory Services. Laidlaw, will, when the Client explores strategic alternatives, assist Client in the review and possible restructuring of its current capitalization, focusing on but not necessarily limited to its balance sheet, financing needs, senior debt facilities; possible identification and analysis, as needed, of suitable merger and acquisition candidates; and introduction of possible add-on business lines or strategic partnering relationships.

Notwithstanding Laidlaw's role as a placement agent in the Financing, and as independent Strategic Advisor on general merger, acquisition and other advisory services the Client has advised Laidlaw that is has previously engaged Jamess Capital Group, LLC ("JCG") formerly known as AmerAsia Capital Group, LLC as its exclusive financial advisor for the following transactions: (i) any reverse merger, reverse acquisition or similar transaction between the Client and an entity whose securities are publicly traded in the United States or other jurisdiction mutually agreed upon between the Client and JCG, (ii) the quotation of the Client's securities for purchase and sale on a U.S. quotation service or (iii) any filing with an applicable regulatory body which will result in the Company becoming an entity whose securities are traded on a public exchange in the U.S. or other jurisdiction mutually agreed upon by Client and JCG (any of the foregoing, the "Pubco Transaction"). Laidlaw will at least once a month on or before the first business day thereof provide to the Client a progress report in connection with its strategic advisory services.

d)	Pursuant to this Agreement, Laidlaw will work with the Client in connection with, among other things, assisting the Client with respect to:

i.	providing advice in connection with the structure of the Capital Raise to be offered to prospective investors (the"Offering");

ii.	preparing Offering Materials for use in soliciting the Financing from prospective investors (the "Offerees");

iii.	identifying prospective participating broker-dealers, if so requested, to act as participating dealers in the sale of Securities in the Offering; and

iv.
using its reasonable efforts to complete the Minimum Offering Amount by the later of (i) October 21st, 2012 or (ii) twelve weeks from the anticipated September 5th, 2012 date targeted for initiating marketing of the transaction.

In connection with the offering of Securities pursuant to this Agreement, the Client hereby represents, warrants and agrees that it will (x) comply in all material respects with all applicable federal, state and foreign securities laws and regulations applicable to the Offering and (y) to the best of its knowledge none of the documents and materials to be used in making the Offering will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Client herein agrees that it will be fully responsible for the preparation and filing in a timely fashion of any necessary "blue sky" documents in connection with the Offering and confirm such to Laidlaw in writing, the legal fees and expenses of any such work to be paid by the Client as provided herein in Section 2(b)(i)(d). Prior to any closing involving the issuance of the Securities (a "Closing" and, collectively, the "Closings"), the Client will make its management, including officers responsible for financial affairs, available to prospective investors to address investor inquiries regarding the Client in a manner consistent with the requirements of all applicable rules and regulations. All Closings will be pursuant to documentation, which documentation shall include normal and customary representations and warranties, in form reasonably satisfactory to Laidlaw and, upon any such Closing, Laidlaw will be furnished with a favorable opinion to Investors of the Client's outside counsel containing items customary in connection with the Offering contemplated herein.

2.	Compensation and Client Expenses. The Client shall be obligated pay directly certain expenses related to the Offering and to pay Laidlaw under this Agreement as follows:

a)	Activation Fee: On signing of this Agreement, Client shall pay Laidlaw a non-refundable Activation Fee of $75,000 .

b)	Additional Fees and Expenses: The Client shall be obligated to pay the following to Laidlaw in connection with the financial advisory services being performed herein and Closing(s) of the Offering.

i.	Cash Fees:

a.
The Financing Fees. At each Closing, the Client shall pay Laidlaw a cash fee equal in the aggregate to 10% (ten percent) of the gross proceeds delivered on a Closing Date; Client shall also be obligated to pay Laidlaw at each Closing in cash a non-allocable expense reimbursement equal to 2% (two percent) of the gross amount raised in a Closing. Client shall also pay Laidlaw per the same fee and expense schedule for any cash exercise of Warrants within six Months of the final closing of the Financing and a 5% (five percent) Solicitation Fee for any Warrants exercised as a result of being called for redemption by the Client. The Financing fees would exclude any fees from an Advisory Transaction for which Laidlaw is to be compensated as provided in Subparagraph c. below.

b.
Financial Advisory Fees. The start of the Advisory Period is conditioned upon; i) the raising of a minimum of $5,000,000 (five million) of capital for the Financing, and ii) after the Financing has been deemed closed. At the start of the Advisory Period and every month thereafter on a pro-rata basis for the term of the Advisory Period, Client will pay Laidlaw a monthly Financial Advisory fee of $25,000. If the Client extends the Advisory Period, the same monthly Advisory Fee will apply.

c.
Strategic Advisory Fee. If the Client consummates any merger, acquisition, business combination or other transaction ("Advisory Transaction"), but specifically excluding a Pubco Transaction, with any party introduced to it by Laidlaw, it shall be liable to compensate Laidlaw a fee of 10% (ten percent) of the Aggregate Consideration underlying the Advisory Transaction as defined at the time. This would exclude the Pubco Transaction for which JCG is engaged as an advisor and any Closing in which Laidlaw is compensated as provided in clause a. above.

d.
'Blue Sky' and Legal Fees. In addition to any fees due to Laidlaw, Client will be responsible for the prompt payment of all legal fees, and filing and blue sky fees in any states in which Laidlaw reasonably requests that such filings be made in connection with the Financings. In the interest of efficiency and expense management, and because time "is of the essence", Laidlaw has agreed to use its best efforts to 'cap' the legal fees of its securities counsel to $35,000, subject to the Client's commitment to require a 'cap' on the fees of its securities counsel.

e.
Advisory Expenses. The Client shall pay all reasonable and necessary out of pocket expenses incurred by Laidlaw in connection with providing the financial and strategic advisory services per Section lb) and 1 c). Any expenses above $1,000 per month would be subject to specific written approval by the Client.

ii.
Laidlaw Warrants: At each Closing of a Financing, the Client shall issue Laidlaw and or its designee(s) warrants (the "Laidlaw Warrants") equal to 10% (ten percent) of the Securities sold in the Offering, including any Common Shares issued or issuable (the "Laidlaw Warrant Shares"). The Laidlaw Warrants shall have an exercise price equal to the lowest price per share of the shares or warrants issued or issuable to Investors in the Offering (the "Investor Warrants"). The Laidlaw Warrants will contain normal and customary provisions for dilution protection, cashless exercise and registration rights in respect of the Laidlaw Warrant Shares, all to be the same as provided for in respect of the Securities issued in the Offering with the exception that the Laidlaw Warrants shall have cashless exercise provisions even if the Investor Warrants do not.

iii.
Issuance of Common Shares: In the event that the Client does not fulfill its obligations with respect to Summary Terms of the Offering and the Pubco Transaction as outlined in Schedule D attached, or otherwise (itself or through a successor) become a publicly traded entity, then upon written demand of Laidlaw, it herein agrees to issue to Laidlaw and all Investors in the Offering, in satisfaction of its obligations herein to Laidlaw and to Investors with respect to such reverse merger, additional warrants to purchase an additional number of shares of Common Stock of the Company equal to Five (5%) Percent of the common shares issued or issuable in the Offering on the same terms and conditions, including the exercise price, as the Offering.

iv.
Subsequent Transaction: Client understands and agrees that if, within a period of twelve (12) months following the termination of this advisory engagement, the Client shall require a Financing or an Advisory Transaction ("Subsequent Transactions"), Laidlaw shall have the right to act as the Company's financial advisor and investment banker, on such Subsequent Transactions (which right Laidlaw may exercise within 30 days of the receipt of notice by the Company as well as any reasonable requested due diligence of its decision to pursue a Subsequent Transaction). If Laidlaw elects to proceed, the Client agrees to retain it under separate cover to advise it in respect to such Financing or Advisory Transaction, subject to the execution of a mutually acceptable separate agreement which shall include terms customary for the type of Subsequent Transaction being sought and compensation per the fee schedule below. An Advisory Transaction without limitation is a merger, acquisition, licensing transaction or its equivalent other than those conducted in the ordinary course of the Clients' business; a sale, or exchange of assets (other than those sold, assigned or exchanged in the ordinary course of its business) or shares for cash (other than cash raised in a financing transaction) or for other consideration (other than consideration paid for services in the ordinary course of business).

Laidlaw Fee Structure

Financing		Cash Success
Size/Transaction Value1	Retainer2	Fees 3	Warrants 4
First USD $10 million	USD $50,000	10 (ten)%	10 (ten)%
Next USD $15 million	USD $50,000	7 (seven)%	7 (seven)%
Next USD $25 million	USD $60,000	5 (five)%	5 (five)%
> USD $50 million	USD $75,000	3 (three)%	3 (three)%

1.	Initial Term 6 months, extendable to 12 months upon mutual agreement for an Advisory Transaction for an exclusive engagement, similar tail as current engagement.
2.	Payable equally at the start and three months after the Effective Date of the Engagement
3.
Applies to both Financing and Advisory Transactions. Client shall also be obligated to pay Laidlaw in cash a non-allocable expense reimbursement equal to 2% (two percent) of, as applicable, the gross amount raised in a Closing for a Financing Transaction or the Transaction Value

4.
At each Closing of a Financing or Advisory Transaction, the Client shall issue Laidlaw and or its designee(s) warrants equal to the percentage specified in the table above, of the Securities, issued or issuable as a result of the Closing of the Financing or Advisory Transaction at a price or an exercise price, as applicable, equal to the lowest price per share of the shares or warrants issued or issuable to investors in the Closing or counterparty in an Advisory Transaction. Any warrants will contain normal and customary provisions for dilution protection, cashless exercise, and registration rights in respect of the underlying warrant shares, all to be the same as provided for in respect of the Securities issued in each Financing or Advisory Transaction. In the case of Advisory Transactions based on cash and/or stock, Laidlaw may elect to take an additional portion of its compensation in warrants.

3.
Provision for Alternative Outcomes: In the event that either services are requested by the Client and/or transactions result therefrom that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation to be paid to Laidlaw in such an eventuality but in no event less than any other comparable advisory person or entity receives.

4.
Term of Agreement: The term of this Agreement (the "Term") will commence on the date of this Agreement (the "Effective Date") and will terminate on the later to occur of (i) the Final Closing Date (provided that definitive stock purchase agreement for the Capital Raise has been executed by all parties on or before October 31, 2012) or (ii) six (6) months after final documents for the Capital Raise are delivered to Laidlaw for distribution to its clients and are in form and substance reasonably satisfactory to Laidlaw (the "Termination Date"). The Company has agreed to provide Laidlaw with documentation of shareholder consent for the Financing as a pre-requisite to Laidlaw marketing the Financing to investors. The term of this agreement will be extended commensurate with any delay in Laidlaw receiving the shareholder consent documentation.

In the event that this Agreement shall terminate pursuant to Section 4 above and, provided that such termination did not result for reasons of Laidlaw failing to discharge its material obligations hereunder, which does not include the failure of a Closing on one or more of the Financings, the following provisions (the "Tail Provisions") shall survive the termination of this Agreement:

a)
If the Client shall, within a period of 24 months of the Termination Date, consummate a financing transaction with any investor introduced to the Client during the Term or enter into a definitive agreement during such 24 month period to consummate a financing transaction with any such investor introduced to the Client by Laidlaw prior to or during the Term, which transaction is consummated within twenty-seven (27) months following the Termination Date, the Client shall pay Laidlaw the same compensation and expenses provided for in Section 2(b) as would have been due had such financing occurred during the Term of this Agreement (the "Tail Period"). For the purposes hereof, a "Financing Transaction" shall mean the sale by the Client or any affiliate thereof controlled by Client of any securities or similar transactions that results in the Client obtaining funding from any such investor.

b)
If, during the period of 24 months following the Termination Date, the Client shall initiate or consummate any eligible transaction under Section lb) or lc) (other than a Pubco Transaction) with any company or party introduced by Laidlaw during the Term of this Agreement, Client shall be obligated to pay the full amount of the Advisory Transaction Fee provided for in Section 2(b)(i)(b) hereof on the eligible transaction closing date.

5.
Post-Closing Obligations. As outlined in Schedule C herein ("Schedule C"), the Client will be obligated to conform to a series of requirements which are incorporated herein by reference as covenants of the Securities. Failure to materially comply will be considered a breach of the terms of this Agreement and of the terms of the Securities specifically and the Offering in general.

6.	Confidentiality. The Client and Laidlaw agree to the confidentiality and other provisions of Schedule A.

7.
Indemnification. Laidlaw and the Client (collectively, the "Parties") agree to indemnify the other in accordance with the indemnification letter annexed hereto as Schedule B, the provisions of which are incorporated herein in their entirety, and shall survive the termination, expiration or supersession of this Agreement. Said indemnification shall apply regardless of whether the Offering is consummated and Client's obligations hereunder shall survive.

8.
Termination; Survival. In the event this Agreement shall be terminated in accordance with the provisions of Section 4(ii) or otherwise, the sections headed "Confidentiality", "Indemnification", the applicable financial obligations set forth in Section 2, and the Tail Period provisions set forth under Section 4 and the provisions of Section 11 hereof will survive the Term or any earlier termination hereunder.

9.	Affiliate. For purposes of this Agreement, "Affiliate", as such term is used with reference to the Client, means any entity directly or indirectly controlling or controlled by the Client.

10.	Laidlaw Obligations. By accepting this Agreement, Laidlaw represents and warrants to the Client that, now and during the term of this Agreement:

●
Laidlaw is an entity organized, validly existing and in good standing under the laws of the state or country of its formation, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder;

●
this Agreement, when executed by Laidlaw, will have been duly authorized, executed and delivered by Laidlaw and will be a valid and binding agreement of Laidlaw, enforceable against Laidlaw in accordance with its terms except no obligation to raise funds other than on a best efforts basis; and

●
Laidlaw is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; is qualified to act as a broker/dealer in the states or other jurisdictions in which Laidlaw offers the Securities and is a member of the Financial Industry Regulatory Authority.

●	Laidlaw agrees to pay any third parties retained by it in connection with this Agreement and to hold Client harmless against any such claims, provided Client pays Laidlaw its fees due hereunder.

11
.Governing Law. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Client (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Client may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Client further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

12
.Miscellaneous. This Agreement, including the Schedules annexed, constitutes (i) the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties and (ii) supersedes and cancels any prior or contemporaneous arrangements, understandings and agreements, whether written or oral, between the parties in respect of the matters provided for herein. The Client expressly acknowledges that the execution of this Agreement does not constitute a commitment by Laidlaw to consummate any transaction contemplated hereunder and does not ensure any Closing of the Financings or the success of Laidlaw with respect to securing any financing on behalf of the Client.

Nothing contained in this agreement shall be construed to place Laidlaw and the Client in the relationship of partners or joint venturers. Neither Laidlaw nor the Client shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. The Client's engagement of Laidlaw is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Client) as against Laidlaw or its affiliates, its daughter companies or their respective directors, officers, employees or agents, successors or assigns. Laidlaw, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made except as expressly set forth in this Agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties hereto and/or any of their respective subsidiaries or representatives.

Neither the execution and delivery of this Agreement by the Client nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Client provided, however, that the authorization of additional shares or classes of shares, the issuance of additional shares and the rights and material terms of such shares may require shareholder approval and/or amendment of the Certificate of Incorporation which must be done before any closing of any of the Financings; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Client or, require the payment, any pre-payment or other penalty with respect thereto, provided, however, that (as reflected in Schedule D), the issuance of shares may be subject to the approval of certain shareholders of the Client and such shareholders may have certain rights to participate as Investors in the Financing, all as set forth in the First Amended and Restated Stockholders Agreement dated October 5, 2011. The Client has all requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Client, enforceable against the Client in accordance with its terms.

The rights and obligations of a Party under this Agreement may not be assigned by that Party (other than by operation of law) without the prior written consent of the other Party and any other purported assignmentshall be null and void. The Client acknowledges that any advice given by Laidlaw to the Client pursuant to this Agreement is solely for the benefit and use of the Client and its Board of Directors.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

The parties hereto being in agreement with the terms and provisions set forth herein so indicate by signing in the spaces provided below.

LAIDLAW & COMPANY (UK) LTD.

By:	/s/ Hugh Regan
Hugh Regan
Executive Director
Investment Banking

ACCEPTED AND AGREED as of
this 7th day of August, 2012 (the "Effective Date"):

By:	/s/ Dragan Cicic
Dragan Cicic, MD, CEO

SCHEDULE A

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with Laidlaw's activities on behalf of the Client, the Client will furnish Laidlaw with all financial and other information regarding the Client that Laidlaw reasonably believes appropriate to its assignment (all such information so furnished by the Client, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Client hereby warrants that any Information furnished to Laidlaw by or on behalf of the Client will be accurate and complete and, with respect to information concerning the Client, will not contain any material omissions or misstatements of fact in each case, in light of the circumstance under which the statements therein were made. The Client will advise Laidlaw immediately of the occurrence of any event or any other change known to the Client which results in the Information containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. The Client will provide Laidlaw with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Client. The Client recognizes and agrees that Laidlaw (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Client or its market competitors.

For the purpose of the Agreement, "Information" shall mean and include, without limitation, all contracts and agreements and the terms there of, to which the Client may be a party; all internal non-public business, financial, intellectual property, technical and scientific information, analyses, forecasts and projections of the business of the Client and any direct or indirect operating subsidiary; all business plans of the Client and its subsidiaries; all pending or proposed proposals for new or renewed contracts; the names, business and financial arrangements to which the Client is a party; the names and terms of employment relationships between the Client and any of its employees and/or operating subsidiaries; all detail and back up information relating to actual, pro forma or forecasted operations supplied to Laidlaw by the Client; and all data or information prepared by the Client at the request Laidlaw; and any other non-public information of Client or others furnished to Laidlaw or its representatives in connection with any of the transactions contemplated by this Agreement.

Laidlaw will maintain the confidentiality of the Information and, unless and until such Information shall have been made publicly available by the Client or by others without breach of a confidentiality agreement or obligation, shall disclose the information only as authorized by the Client or as required by law including by order of a governmental authority or court of competent jurisdiction. In the event that Laidlaw is legally required to make disclosure of any of the Information, Laidlaw will give notice to the Client prior to such disclosure, to the extent that Laidlaw can practically do so.

The foregoing paragraph shall not apply to information that:

(i)
at the time of disclosure by the Client is, or when it thereafter becomes, generally available to the public or within the industries in which the Client or Laidlaw or its affiliates conduct business, other than as a direct result of a breach by Laidlaw of its obligations under this Agreement;

(ii)
prior to or at the time of disclosure by the Client, was already in the possession of, or, conceived by, Laidlaw or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Laidlaw or its affiliates other than from the Client;

(iii)
at the time of disclosure by the Client or thereafter, is obtained by Laidlaw or any of its affiliates from a third party who has represented to Laidlaw that it is, and whom Laidlaw reasonably believes to be, in possession of the information and not in violation of any contractual, legal or fiduciary obligation to the Client with respect to that information; or

(iv)	is independently developed by Laidlaw or its affiliates.

Without limitations as to the foregoing, nothing in this Agreement shall be construed to limit the ability of Laidlaw or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Client, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Client, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Client's, or may have been identified by the Client as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Client expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

SCHEDULE B

INDEMNIFICATION

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation, the Client agrees to indemnify and hold harmless Laidlaw, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Laidlaw hereunder, whether or not such Matters occur prior, during or after the Term of this Agreement, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as and when incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Laidlaw hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. For the purposes hereof, Client's obligations to the Indemnified Parties hereunder shall include any and all Matters arising in connection with or derivative from the reverse merger shell company and its shareholders.

Notwithstanding the foregoing, and subject to the following paragraph, the Client shall not be liable to the extent that any losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of an Indemnified Party as determined by a court of competent jurisdiction after all appeals have run. The Client further agrees that it will not, without the prior written consent of Laidlaw, which consent will not be unreasonably withheld, conditioned or delayed, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Laidlaw or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Laidlaw and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

Laidlaw will indemnify and hold harmless the Client, its officers, directors, employees and each person, if any, who controls the Client within the meaning of the Securities Act of 1933 (the "Act") against, and pay or reimburse any such person for, any and all losses, claims, damages or liabilities or expenses whatsoever (or actions, proceedings or investigations in respect thereof) to which the Client or any such person may become subject under the Act or otherwise, whether such losses, claims, damages, liabilities or expenses (or actions, proceedings or investigations in respect thereof) shall result from any claim of the Client, any of its officers, directors, employees, agents, any person who controls the Client within the meaning of the Act or any third party, insofar as such losses, claims, damages or liabilities resulted directly from any untrue statement of material fact contained in the Memorandum but not if such statement or omission was included in the Memorandum based upon specific written information furnished to the Client by Laidlaw (or any of its controlling persons, officers, directors, employees or affiliates or their respective agents) which Laidlaw expressly in writing informed the Client that such information was for use in the Memorandum. Notwithstanding the foregoing, in no event shall Laidlaw's indemnification obligation hereunder exceed the amount of Laidlaw's cash fees and commissions actually received by it in connection with the Offering.

Each party agrees that if any indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to the other party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the indemnifying party on the one hand, and the indemnified party on the other, in connection with the matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Client and to Laidlaw with respect to Laidlaw's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Client pursuant to the matters (whether or not consummated) for which Laidlaw is engaged to render services bears to (ii) the Fees and Commissions paid to the Laidlaw in connection with such engagement.

The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Act, or Section 20 of the Exchange Act) any party hereto, (iii) any termination or the completion or expiration of this Agreement and (iv) whether or not Laidlaw shall, or shall not, be called upon to render any formal or informal advice in the course of the engagement.

SCHEDULE C

CORPORATE GOVERNANCE AND
OTHER QUALITATIVE REQUIREMENTS

The Company herein recognizes the fundamental significance of the requirements of this Schedule C to both Investors in the Offering and to Laidlaw, and therefore agrees that its failure to materially comply with said requirements may if deliberate or due to negligence represent justifiable claims of "bad faith", potential grounds for rescission and/or other legal remedies under the terms of the Offering, the covenants of the Securities and/or the Indemnification outlined in Schedule B attached hereto.

To the extent any such requirements are expressly counter to the provisions of any stock purchase agreement or similar agreement ("SPA") subsequently executed by Client and Investors, the provisions of the SPA shall control.

Financial Reporting

The Company shall make available to the Investors and Laidlaw, if permissible under law, unaudited quarterly financial statements and an annual report containing audited financial statements of the Company and its subsidiaries by electronic notification or mailing the report to both Investors and Laidlaw in hard copy.

Conference Calls

The Company agrees to hold dial-in conference calls or calls utilizing other suitable electronic conferencing capability on no less than a quarterly basis, with the ability to replay such calls for a reasonable period of time following each call. Both Laidlaw and stockholders will be provided access to such calls through electronic notification reasonably in advance of each call.

Independent Auditors

The Company agrees to use qualified independent auditors approved by the Board of Directors to issue annual financial reports to the Board of Directors and to stockholders in accordance with U.S. GAAP standards as if Company was public.

Independent Counsel

The Company agrees to use independent legal counsel(s) with the requisite experience and expertise to provide appropriate oversight, advice and opinions to the Company as needed to the Board of Directors and to management; to review and approve any shareholder communications or public filings if applicable; and to ensure Company compliance with any other requirements of this Agreement or stakeholder rights.

Voting Rights

The voting rights of existing shareholders cannot be disparately reduced or restricted through any corporate action or issuance without their prior written consent and/or as may be required by law, the Company's Certificate of Incorporation and/or By-laws (and/or any amendment thereto) or contractual agreements with shareholders.

Company Record

The Company agrees to file a notification in writing to all shareholders and to Laidlaw of: (i) any change in the company's name (ii)any change in the par value of the Company's securities (iii) any change in the Company's principle address (iv) a change in its place of organization (v) a stock split or reverse stock split (vi) a change in symbol if applicable (vii) any reclassification or exchange of Company shares for another security (viii) the listing on any market of a new class of Company securities (ix) any other material aspect of the Company's corporate structure, securities or ownership, to the extent required to be disclosed by U.S. federal securities laws, such notice to be given no later than 10 days after the change unless prior notice is required by applicable law or regulation.

Website Maintenance

For the sake of additional transparency, the Company agrees to establish by July 1, 2011, maintain and update no less than quarterly an official website with access available to shareholders, investors, Laidlaw and interested parties. The information available on such website should be designed to provide timely and informative disclosure of the Company' operations insofar as such disclosure is required and permissible within the law and federal, state and local regulatory guidelines, and does not, in the reasonable judgment of the Board of Directors, present a material risk to the Company's overall business or the proprietary nature of any of its activities.

Transfer Agent & Legal Opinions

Upon completion of a Pubco Transaction or other transaction in which the capital shares of the Company become publicly traded, the Company shall use a "DWAC fast-eligible" transfer agent at all times and to stay current in regard to any financial obligations that the Company may have to such transfer agent.

The Company agrees to promptly obtain, at its own expense, any legal opinions or supporting documentation reasonably required by the Transfer Agent or any other party relating to the exercise, conversion, sale or disposition of any securities, warrants or derivative instruments held by Laidlaw or any stockholders introduced to the Company by Laidlaw pursuant to this Agreement and to instruct Company counsel and pay such counsel and Company personnel to use their reasonable best efforts to perform all such functions relating to such stockholder action, regardless of how often, as expeditiously as reasonably possible but in no event more than three (3) days after the sale or reverse.

Exclusion

Notwithstanding any of the above, the Company shall comply with all of the requirements of the market or exchange on which it is listed or shall become listed in the future, and shall also comply with all of the above requirements insofar as such is permitted or is not otherwise precluded by the market-listing requirements.

SCHEDULE D

ACTINIUM PHARMACEUTICALS, INC.

UNIT OFFERING

COMPRISED OF

COMMON STOCK AND WARRANTS

SUMMARY OF TERMS

This Summary of Terms sets forth the principal terms for discussion with respect to a potential private placement of Preferred equity securities of Actinium Pharmaceuticals, Inc., a Delaware corporation ( "API" or the "Company'). This Term Sheet is intended solely as a basis for further discussion and does not constitute a legally binding obligation on the part of Laidlaw & Company (UK) Ltd. or any Holders. No other legally binding obligation will be created, implied or inferred until all of the requisite documents in final form fully detailing the terms and conditions of an agreed upon Transaction are executed and delivered by all parties.

General Assumptions (subject to final adjustments):

●	Value of not less than $0.50 per share is assumed for the purposes of this term sheet.

●	Share price is derived based on a $35 million pre-money valuation and assumed Fully Diluted Shares of 70,000,000 [both subject to adjustment].

●	Value per share to be finalized and share counts and warrant coverage and pricing to be adjusted pro-rata pursuant to mutual agreement between Company and Laidlaw.

Issuer:	Actinium Pharmaceuticals, Inc. ("API" or the "Company")

Form of the Offering:
Units (the "Units") each consisting of one share of Common Stock, based on an implied value $0.50 per share, and two Investor Warrants: an 'A' Warrant (the "A Warrant") and a "B Warrant (the "B Warrant") with the following general terms (collectively the "Investor Warrants") The Units will be offered and sold in a private placement transaction to institutions and "accredited investors" (as such term is defined in Rule 501 under the Securities Act) " (the "Offerees") pursuant to the terms and conditions more fully described in a Private Placement Memorandum ("PPM") with customary Subscription Documents (the "Offering Materials") prepared by the Company and its counsel (the "Offering").

A Warrant:	The A Warrant will be exercisable for a period of 120-days following the Termination of the Offering and allow the Holder to purchase one share of Common Stock at $0.50 per share.

B Warrant:
The B Warrant will be exercisable for a period of 5 years from the Termination of the Offering and allow the Holder to purchase one-half share of Common Stock at a price of $0.75 per share (exercisable in whole share increments)

The Units will be broken into the component parts such that the Warrants shall separate from the Common Stock and trade separately upon the Companies' securities being publicly quoted.

Amount of the Offering:
300 Units or up to $15,000,000 million (the "Maximum Offering Amount"). The Company has granted the Placement Agent an option ("Greenshoe Option") to increase the Offering through the sale, in whole or in part, of an amount of Units equal to $5,000,000 or such lesser amount as is allowable by law to cover overallotments, if any. The Greenshoe Option shall be exercisable for a period of 30 days from the Final Closing of the Maximum Offering on the same terms and conditions as the Offering.

Minimum Offering Amount:	$5,000,000

Maximum Offering Amount:	$15,000,000

Maximum Offering Amount with the Greenshoe:	$20,000,000

Minimum Investor Purchase:
One Unit or $50,000.00, consisting of (i) 100,000 shares of Common Stock at $0.50 per share (the "Subscription Price"), (ii) one A Warrant and (iii) one B Warrant. API reserves the right in in its sole discretion to accept investor subscriptions below the Minimum Investor Purchase, subject to notice to the Placement Agent.

Description of the Units:
The Common Stock issued pursuant to the Offering and underlying the Investor Warrants issued in the Offering shall have all of the rights and privileges attendant to such stock under the Company's Certificate of Incorporation and By-laws, as amended.

In addition, the Company herein agrees to the following conditions of the Offering:

Alternative Public Offering or APO Transaction:
Within 15 business days of the Closing of the Minimum Offering Amount or at a date mutually acceptable to the Company and the Placement Agent but no later than 30 business days after reaching the Minimum Offering Amount, the Company will utilize its reasonable commercial efforts to effect (i) a reverse merger or similar transaction between the Company and a corporation whose securities are publicly traded in the United States ("Pubco") which will result in the Company becoming an entity whose securities are traded on a public exchange in the U.S. (a "Pubco Transaction"). The Pubco Transaction shall be on a U.S. stock exchange and no less than the OTCQB and shall be with an entity which must, among other criteria, be fully reporting, have no material liabilities or contingent liabilities, be Depository Trust Company (DTC) eligible, have no significant mature or unmatured rescission rights, has not been late in any SEC filing for the last one (1) year, and is in good standing it its place of incorporation and on such other terms and conditions (including normal and customary due diligence) reasonably satisfactory to Placement Agent and Company. The release of funds received from this Offering from the Escrow Account to the Company will occur simultaneously with the effectiveness of the Material Definitive Agreement for the Pubco Transaction with the Pubco which would include among other items the recapitalization of the Pubco reflecting the ownership of the shareholders of the Company and the investors in this Offering (an "Alternative Public Offering" or "APO")

Penalty for Failure of Company to Fulfill its APO Obligations:	In the event that the Company does not fulfill its obligations with respect to the APO Transaction or otherwise (itself or through a successor) become a publicly reporting or traded entity within 60 days of the Closing of the Minimum of the Offering, then upon written demand of the Placement Agent, the Company shall i) authorize return of the funds held in the Escrow Account to the investors and ii) issue to Placement Agent and the intended purchasers of Units on a pro rata basis, warrants to purchase a number of shares of Common Stock of Company equal to 5% of the common share equivalents of the Securities that would have been issued to those investors in the Offering on the same terms, including the exercise price, as the Warrants in the Offering. This warrant issuance by the Company shall be in full satisfaction of its obligations to Placement Agent and intended purchasers of Units with respect to such APO Transaction.

Anti-Dilution:
The securities underlying the Units will be subject to proportional adjustment for stock splits, stock dividends, capital reorganizations, reclassifications and similar transactions with respect to the Common Stock after the Offering. In addition, the exercise price of the Investor Warrants will be subject to adjustments on a broad-based weighted average basis (based on all outstanding shares of Preferred and Common Stock) for issuances of Common Stock (or Common Stock equivalents) at a purchase price less than the then-effective conversion price, subject to the following carve-outs (collectively, the "Excluded Securities"): (i) the issuance of shares of Common Stock (or options to purchase Common Stock) to employees, consultants, officers or directors of the Issuer pursuant to stock option plans or restricted stock plans, or arrangements, which issuance of shares of Common Stock (or options to purchase Common Stock) is unanimously approved by the independent (non-management) directors of the API Board of Directors after the Offering; (ii) the issuance of securities pursuant to stock splits, stock dividends, or similar transactions where all shareholders are treated equally; (iii) the issuance of Common Stock or warrants toward advisory fees for the APO Pubco Transaction approved by the API Board of Directors prior to the Offering; (iv) the issuance of Common Stock upon conversion of any series of Classes A through E Preferred Stock on the terms set forth therein; (v) the issuance of Common Stock related to a APO or Pubco Transaction; (vi) the issuance of securities to financial institutions or other lenders or lessors in connection with loans, commercial credit arrangements, equipment financings, commercial property leases or similar transactions that are for purposes other than raising equity capital and which terms are approved by the independent directors of the Board; (vii) the issuance of securities pursuant to capital reorganization, reclassification or similar transactions that are primarily for purposes other than raising equity capital unless such issuances are disproportionate; (viii) the issuance of securities to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing, or development activities, (B) distribution, supply or manufacture of the Company's products or services, or (C) any other arrangement involving corporate partners that are primarily for purposes other than equity capital and which terms are approved by the independent directors of the API Board of Directors. At least a majority of the Company's entire Board of Directors and a majority of the Board's independent directors must approve any issuance of Excluded Securities issued pursuant to (v) through (viii) above prior to such issuance. For purposes of the anti-dilution provisions of the Common Stock , the Notes will be deemed to have been issued at $0.50 per share.

Registration Rights:
Company is required to file within 45 days of the date of the final Closing of the Offering (the "Filing Deadline"), a Registration Statement registering for resale all shares of Common Stock issued in the Offering, including Common Stock (i) included in the Units; and (ii) issuable upon exercise of the Investor Warrants (A-Warrants and B-Warrants); consistent with the terms and provisions of the Registration Rights Agreement. A form of the Registration Rights Agreement will be filed as an exhibit to an amendment of the Current Report following the final closing of the Offering. The holders of any registrable securities removed from the Registration Statement a result of a Rule 415 or other comment from the SEC shall have "piggyback" registration rights for the shares of Common Stock or Common Stock underlying such warrants with respect to any registration statement filed by us following the effectiveness of the Registration Statement which would permit the inclusion of these shares. Company have agreed to use its reasonable best efforts to have the registration statement declared effective within 150 days of filing the registration statement or within 180 days under a full SEC review (the "Effectiveness Deadline").

If the Registration Statement is not filed on or before the Filing Deadline or not declared effective on or before the Effectiveness Deadline, Company shall pay to each holder of registrable securities an amount in cash equal to one-percent (1.0%) of such holder's investment herein or in the Offering on every thirty (30) day anniversary of such Filing Deadline or Effectiveness Deadline failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by as the result of such failures, whether by reason of a Filing Deadline failure, Effectiveness Deadline failure or any combination thereof, shall be an amount equal to 6% of each holder's investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder's registrable securities may be sold by such holder under Rule 144 or pursuant to another exemption from registration. Moreover, no such payments shall be due and payable with respect to any registrable securities if Company is unable to register due to limits imposed by the SEC's interpretation of Rule 415 under the Securities Act.

Company agrees to keep the Registration Statement "evergreen" for one (1) year from the date it is declared effective by the SEC or until Rule 144 of the Securities Act is available to Investors herein with respect to all of their shares, whichever is earlier.

Lock-Up Provision:
Officers, directors, Placement Agent, shareholders owning 5% or more of the Common Stock and any other controlling persons will agree to not sell or otherwise transfer any shares of Common Stock or other securities of the Company owned by them until the date that equal to the earlier of twelve (12) months from the Closing Date of the closing of a APO or a Pubco Transaction; or (ii) six (6) months following the effective date of the Registration Statement registering the shares of Common Stock included in the Units as well as the shares of Common Stock issuable upon exercise of the Investor Warrants

Employee Option Pool:
The Company shall adopt the 2012 Employee Stock Option Plan ("2012 ESOP") upon the final Closing of the Offering. At that time, the Company will have authorized to the 2012 ESOP an aggregate number of shares of Common Stock such that the total number of shares available to both the 2003 ESOP and the 2012 ESOP equal to fifteen percent (15%) of the total issued and outstanding shares (including those to be issued in the final Closing) reserved for issuance pursuant to the API stock option plan(s).

Board Representation:
The Company agrees that the Board of Directors (the "Board") will remain unchanged at five Members and that it will not modify or increase the size of its Board without the prior written consent of Laidlaw for a period of one year following the expiration of the lock-up. Upon the launch of the Offering, the Board will be composed of two Independent Directors, up to two Laidlaw nominated Members and the Chief Executive Officer.

Terms of the Warrants:

Coverage:
For each Unit of Common Stock purchased in the Offering, the purchaser will receive on the closing date an A-Warrant to purchase 100,000 shares of the Company's Common Stock and a B-Warrant to purchase 50,000 shares of the Company's Common Stock. Each Warrant shall have the terms set forth below.

Exercise Price:
Each A-Warrant entitles the holder to purchase one (1) share of the Company's Common Stock (each a "A-Warrant Share" and collectively the "A-Warrant Shares") at an exercise price of $0.50 per share (the "A-Exercise Price"). Each B-Warrant entitle the holder to purchase one (1) share of the Company's Common Stock (each a "B-Warrant Share" and collectively the "B-Warrant Shares") at an exercise price of $0.75 per share (the "B-Exercise Price"). Both the A-Exercise Price and B-Exercise Price (collectively the "Exercise Price") are subject to adjustment as provided for below.

Exercise Mechanics:	Payment of the applicable Exercise Price for the A-Warrants may be made in cash. The B-Warrants may be exercised on a cashless basis, except upon a Call by the Company.

Exercise Period:
The right to exercise the A-Warrants will expire on the 120th day after the issue date of the Warrants. The right to exercise the B-Warrants will expire on the fifth (5th) anniversary of the issue date of the Warrants.

Price Adjustment:	The Warrants and the underlying Warrant Shares will have the same anti-dilution protection as the Common Stock.

Registration Rights:	The Warrants and the underlying Warrant Shares will have the same registration rights as the Common Stock.

Call Provision:
Company may call the B-Warrants at any time the Common Stock trades above $1.50 for twenty (20) consecutive days following the effectiveness of the Registration Statement covering the resale of the underlying B-Warrant shares. In the 60 business days following the redemption call, investors may choose to exercise the warrant or a portion of the warrant by paying $0.75 per share for every share exercised. Any shares not exercised at the close of the period will be redeemed by the Company at $0.001 per share. The B-Warrants can only be called if a Registration Statement registering the shares underlying the B-Warrants is in effect at the time of the call. The Placement Agent shall receive a warrant solicitation fee equal to 5% of the funds solicited by the Placement Agent upon exercise of the B-Warrants if the Company elects to call the B-Warrants.

Plan of Distribution:
The Offering of Units is being made by API through the Placement Agent, on a "reasonable efforts" basis for a minimum offering of $5,000,000 and a maximum of $15,000,000, solely to "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

The Company has granted to the Placement Agent an option ("Greenshoe Option"), exercisable for a period of 30 days from the Closing of the Offering, to offer additional Units equal to up to US$ 5 million at the offering price, to cover over-allotments, if any. The Company has agreed to compensate the Placement Agent per the same terms in the "Placement Agent" for any additional capital raised under the Greenshoe Option.

Investor funds will be deposited in a non-interest-bearing escrow account (the "Escrow Account") at Signature Bank (the "Escrow Agent") pending acceptance of subscription documentation by the Company.

API or the Placement Agent may reject subscriptions in either of their sole discretion in whole or in part. If the Offering is over-subscribed, API or the Placement Agent may determine, in its sole discretion, to reject subscriptions in whole or in part or to allocate to any prospective investor less than the subscription amount to which the investor subscribed.

The Offering will continue through October 215t, 2012, commencing on the date of this Confidential Information Memorandum (the "Initial Offering Period"), which period may be extended without notice to or vote by prospective investors by API and the Placement Agent, in their mutual discretion, to a date not later than January 21st, 2013 (this additional period and the Initial Offering Period will be collectively referred to as the "Offering Period"). One or more closings (each, a "Closing") may be held at any time at the discretion of the Company; provided, however, that a first Closing of the Offering may not occur unless all conditions of closing are met, including that subscription documentation and gross offering proceeds for the Minimum Offering Amount shall have been received and accepted by the Company.

In the event that subscriptions for the Offering are rejected or the Offering Period shall expire, any funds held in the Escrow Account will be promptly returned in full to subscribers without deduction therefrom or interest thereon.

The Company and/or the Placement Agent reserves the right to purchase and/or permit their respective employees, agents, officers, directors and affiliates to purchase Units, Notes and Warrants in the Offering, in accordance with federal and state securities laws, and all such purchases will be counted toward satisfaction of the requirement that the Minimum Offering Amount of $5,000,000 principal amount of Units be sold in the Offering.

SCHEDULE E

NONDISCLOSURE AGREEMENT
[Disclosure from                                                             ]

THIS NONDISCLOSURE AGREEMENT, having an Effective Date as of _________, 2012, ("Agreement"), is entered into between _________________, a ___________ corporation having a place of business at ______________________________________________________ ("Recipient"), and  a corporation having a place of business at __________, ("XXX").

IN CONSIDERATION of the mutual covenants set forth below, the parties hereby agree as follows:

1.
XXX, in its sole discretion, shall disclose certain Confidential Information, as defined below, to Recipient on the terms and subject to the conditions of this Agreement, and during the term of this Agreement.

2.
"Confidential Information" shall mean, collectively, all technical, financial, and business information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, disclosed by XXX and obtained by Recipient. All Confidential Information disclosed by XXX to Recipient shall be marked or otherwise identified as confidential when disclosed or, in the case of information given orally, shall be identified as confidential in summary form in a written document (which may includemeeting minutes) provided by XXX to Recipient within thirty (30) days after oral disclosure

3.
XXX' s purpose in disclosing Confidential Information to Recipient is to engage in discussions with regard to a possible investment by Recipient in the equity securities of XXX. Such purpose shall hereinafter be referred to as the "Authorized Purpose."

4.
Recipient shall not disclose or use any of the Confidential Information at any time or for any purpose other than the Authorized Purpose and Neither party shall disclose the existence of this Agreement or the "Authorized Purpose".

5.
Recipient shall maintain in confidence the Confidential Information disclosed by the XXX and, in doing so, shall exercise the same degree of care as it uses for its own Confidential Information, but no less than reasonable care, to prevent the unauthorized disclosure of any of the Confidential Information. Recipient shall only disclose XXX's Confidential Information to those of its directors, officers, employees, or agents having a need to know, as reasonably necessary to facilitate the Authorized Purpose, provided that such persons are obligated in writing or otherwise bound by fiduciary obligations to maintain in confidence and not use XXX's Confidential Information except as permitted by this Agreement.

6.	Recipient shall promptly notify XXX upon discovery of any unauthorized use or disclosure of XXX's Confidential Information.

7.
Notwithstanding the foregoing, (i) Recipient shall have the right to disclose Confidential Information to the extent required by applicable law or regulation, provided that, Recipient shall give XXX prompt written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Confidential Information; and (ii) Recipient's_nonuse_and_nondisclosure_obligations above_shall_not apply to such Confidential Information as Recipient can establish by written documentation to have been:

(a)	public knowledge at the time of such disclosure by XXX, other than as a result of wrongful acts attributable to Recipient; or

(b)	rightfully known by Recipient (as shown by its written records) prior to the date of disclosure to it by XXX; or

(c)	disclosed to Recipient on an unrestricted basis from a third party not under a duty of confidentiality to XXX.

Information shall not be deemed to be in the public domain merely because it may be derived from one or more items publicly known.

8.
The term of this Agreement shall, unless earlier terminated by either party, be five years (5) from the Effective Date. Either party may terminate this Agreement at any time by giving ten (10) days written notice to the other. However, the limitations on use and disclosure of Confidential Information shall survive expiration of the term hereof and shall be binding upon Recipient for a period of five (5) years after termination of this Agreement.

9.
At any time upon the request of XXX, Recipient shall return to XXX all tangible items relating to XXX's Confidential Information, including all written material, software documentation, code, photographs, compounds, compositions, and the like, made available or supplied by XXX to Recipient, and all copies thereof.

10.
This Agreement shall not be construed to grant any rights in XXX's patent, copyrights, trademarks, trade secrets, or other intellectual property, except as expressly provided in this Agreement. Recipient represents that the purpose of receiving from XXX any patent applications is solely for the Authorized Purpose and further represents that such request for such applications is not to assess the patentability of any technology or patent applications owned by XXX, or to form the basis for filing patent applications or instituting any other proceeding in any patent office or court.

11.
No prototypes, models, instruments or other materials will be provided by XXX to Recipient except pursuant to the terms of a written materials transfer agreement and no such materials shall be transferred until such agreement has been agreed to and executed by both parties.

12.
Recipient may not assign this Agreement, whether by operation of law or otherwise, without the prior express written consent of XXX. Any purported assignment in violation of this section shall be null and void.

13.	This Agreement shall not be construed to require either party to enter into further contractual or other relationships with the other.

14.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. Any litigation arising out of or relating to this Agreement, or brought to enforce its terms, shall be brought in the United States District Court for the Southern District of New York and the parties hereby waive any objections to personal jurisdiction and/or venue in such courts for the purpose of such action.

15.
Each party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

16.
This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and permitted assigns. Failure to enforce any provisions of this Agreement shall not constitute a waiver of any term hereof.

17.
This Agreement embodies the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof No change, modification, extension, termination, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties, through their duly authorized representatives, have entered into this Agreement as of the date first written above.

RECIPIENT	XXX

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: